EXHIBIT 10.8

SEVERANCE PAY PLAN

FOR ELIGIBLE EMPLOYEES

OF BENEFICIAL MUTUAL BANCORP, INC.

AMENDED AND RESTATED EFFECTIVE MARCH 9, 2009

I.	INTRODUCTION

          The purpose of this restated Severance Pay Plan for Eligible Employees of Beneficial Mutual Bancorp, Inc. (“Plan”) is to provide guidelines pursuant to which the Sponsor (defined below), in its sole discretion, may make severance payments to Employees who meet the eligibility requirements (described below) when they are permanently terminated without cause from their active employment with the Sponsor because of a Qualifying Event (defined below).

          The Plan is an unfunded plan which means that benefits under the Plan are paid from the general assets of the Sponsor. The rights of any person who terminated employment before the effective date of this Plan, including his or her eligibility for any severance benefits and the time and form in which benefits, if any, will be paid, shall be determined solely under the terms of the severance plan or policy, if any, in effect on the date of his or her termination of employment and not under this Plan.

II.	PURPOSE OF THIS DOCUMENT

          This document is a statement of the Plan, as prescribed by the Employee Retirement Income Security Act of 1974 (ERISA), and is also intended to satisfy the requirements for a summary plan description under ERISA. ERISA is a body of law enacted by Congress to safeguard your interests and those of your beneficiaries. ERISA does not require an employer to provide benefits; however, it does give you a number of rights when you participate in certain benefit plans. This document explains whether you are eligible to receive benefits under the Plan, the amount of benefits you may receive, your rights under ERISA and various other administrative information.

          The provisions of the Plan as described in this document are effective for those eligible Employees (as defined below) whose Termination Date is on or after the Effective Date. The Effective Date of this restatement is March 9, 2009, and Eligible Employees who are terminated on or after that date shall have his or her benefits (if any) determined according to the terms of this Restatement. Any Eligible Employee who was terminated prior to such date shall have his or her benefits (if any) determined under the terms of the Plan then in effect.

III.	DEFINITIONS

          “Benefits Committee” means the Compensation Committee of the Board of Directors.

          “Board of Directors” is the Board of Directors of Beneficial Mutual Bancorp, Inc.

           “Effective Date” of this restatement of the Plan is March 9, 2009. The original effective date was October 12, 2007.

          “Employee” or “you” means a person who, after the Effective Date, is employed by the Sponsor on his or her Termination Date, on a full-time, regular and continuing basis. Notwithstanding anything herein to the contrary, the term “Employee” shall not include any person who is classified by the Sponsor as an independent contractor or leased employee. Any such person who is subsequently reclassified by a court of law or regulatory body as a common law employee of the Sponsor nevertheless shall not be an Employee eligible under this Plan.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Notice of Involuntary Termination” is any formal notification by an authorized officer of the Sponsor or any Company, or such person’s designee, in writing or by any other means that is in accordance with the ordinary business practice of the Sponsor or such Company, of the  intent of the Sponsor or such Company to terminate your employment without cause. A Notice of Involuntary Termination may be amended by the Sponsor or any Company to change your Termination Date, if business needs so require. A Notice of Involuntary Termination does not include any communication received by you in connection with a termination of your employment due to your (i) voluntary decision to terminate your employment for any reason, (ii) retirement before you become eligible for Severance Benefits, (iii) dismissal for cause, as determined by the Sponsor or any Company, in its sole discretion, due to your improper, disloyal, or unlawful actions, or due to unsatisfactory performance or violation of any confidentiality obligation to the Sponsor or any Company, or (iv) failure to comply with any rule, policy or procedure of the Sponsor or any Company.

          “Pay” means your base salary or wages, at your stated weekly, bi-weekly or annual rate as of your Termination Date. “Pay” does not include overtime pay, bonuses of any kind, incentive pay, commission pay or any other remuneration. A “Week of Pay” shall be calculated in accordance with the Sponsor’s regular payroll practices and procedures.

          “Plan” means the Severance Pay Plan for Eligible Employees of Beneficial Mutual Bancorp, Inc. as set forth herein and as amended from time to time.

          “Plan Administrator” means, for the purposes of this Plan, the Benefits Committee.

          “Qualifying Event” means an event for which an eligible Employee is entitled to a Severance Benefit in accordance with the terms of this Plan. A “Qualifying Event” is an involuntary termination of employment which occurs because of or in connection with a reduction in force, business reorganization or job elimination. The Benefits Committee shall determine, in its sole discretion, whether and when a Qualifying Event has occurred and its determination shall be final.

          “Severance Benefit” is the benefit provided to an eligible Employee pursuant to the Plan terms. Severance Benefits are described in Section V and the Appendix to the Plan that applies to the eligible Employee.

          “Sponsor” means Beneficial Mutual Bancorp, Inc.

          “Termination Date” means the date upon which your employment with the Sponsor is terminated without cause by the Sponsor as a result of a Qualifying Event.

          “Years of Service” means full years of continuous employment up to and including your Termination Date. In determining a Participant’s Years of Service, Participants who have at least one full Year of Service with the Company will also be credited with a partial Year of Service for any calendar year in which the Eligible Employee was an Employee of the Company for a portion of the calendar year. A partial Year of Service credited to an Eligible Employee shall be equal to a fraction calculated in accordance with the following formula:

          Number of days in the calendar year the individual was an employee of the Company

365

IV.	ELIGIBILITY

          As an Employee you shall be eligible to receive a Severance Benefit if and only if all of the following conditions are met:

(1) You have been employed by the Sponsor for at least one full Year of Service as of your Termination Date.

(2) The Benefits Committee determines, in its sole discretion, that a Qualifying Event has occurred;

(3) You are an Employee of the Sponsor after the Effective Date of the Plan;

(4)         Your employment with the Sponsor is involuntarily and permanently terminated without cause as a result of a Qualifying Event while the Plan remains in effect, and your employment is not terminated before you become eligible for Severance Benefits due to your retirement, resignation, death, or permanent or temporary disability;

(5)         You are not terminated for “cause”, as determined in the sole discretion of the Sponsor, including but not limited to for failure to satisfactorily perform assigned duties, absenteeism or tardiness, insubordination, dishonesty, theft, fraud, misappropriation or misuse of Sponsor property, disclosure of trade secrets, confidential or proprietary information to other persons, willful misconduct, harassment, any unethical, inappropriate or illegal behavior or activity, or violation of any confidentiality obligation to the Sponsor; or the failure to comply with the Sponsor’s rules, policies or procedures, which currently exist or which are hereafter adopted;

(6)          You do not receive and are not eligible to receive severance pay or any severance payment from the Sponsor in connection with the cessation of your employment with the Sponsor other than the Severance Benefit available pursuant to this Plan;

(7) You do not receive and are not eligible to receive any payment pursuant to any contract between you and the Sponsor, in connection with the cessation of your employment with the Sponsor;

(8) You have returned or promptly will return all Sponsor property, submitted all travel, expense and other such reports, and have paid to the Sponsor any amounts that are due;

(9)          The Sponsor has not determined that you, either prior or subsequent to the termination of your employment, have (i) misappropriated or improperly used or disclosed trade secrets, confidential or proprietary information of the Sponsor, or (ii) failed to comply with any contractual obligations to the Sponsor;

(10)          You remain in the Sponsor’s employ until the date established by the Sponsor for your involuntary termination or until a mutually agreed-upon release date and you maintain a satisfactory or better job performance;

(11)          You do not refuse to accept any offer of a transfer to a position with the Sponsor which (i) is comparable to the position currently held by you in duties and pay terms, (ii) reasonably fits your skills and experience, and (iii) provides a similar work schedule, each as determined by the Sponsor in its sole discretion; and

(12)          You do not refuse to accept any offer of employment with a buyer of all or substantially all of the stock or assets of the Sponsor which (i) is comparable to the position currently held by you in duties and pay terms, (ii) reasonably fits your skills and experience, and (iii) provides a similar work schedule, each as determined by the Sponsor in its sole discretion.

          Eligibility is determined in the sole discretion of the Benefits Committee under this Plan and is subject to revocation at any time prior to your receipt of any or all Severance Benefits due you if the Benefits Committee determines that you no longer meet the eligibility requirements set forth above. If eligibility is revoked, you will be required to return any Severance Benefit previously provided to you and you will not be eligible for any Severance Benefit that has not been paid or provided as of the date your eligibility is revoked.

When Participation Begins

          If you are an eligible Employee, you will become a participant in the Plan when you have both (i) received a Notice of Involuntary Termination of your employment with the Sponsor or a Company, and (ii) executed and provided to the Sponsor within the time period specified by the Sponsor a severance agreement and general release in favor of the Sponsor in a form satisfactory to the Sponsor.

When Participation Ends

          Your participation in the Plan will end on the earliest of the date (i) you voluntarily terminate your employment for any reason, if prior to your Termination Date, (ii) you have received your entire Severance Benefit under the Plan, (iii) you have timely revoked the general release within the specified time period, or (iv) the Benefits Committee has revoked your eligibility as described above.

V.	SEVERANCE BENEFIT

          When the Benefits Committee determines that a Qualifying Event has occurred, the Benefits Committee will then determine those Employees who are eligible and if eligible Employees are to receive a Severance Benefit and, if so, the nature and amount of the Severance Benefit to be provided to eligible Employees affected by the Qualifying Event. The Benefits Committee retains sole and final discretion in determining the nature and amount of the Severance Benefit.

          The Benefits Committee shall notify in writing each eligible Employee who becomes a participant in the Plan of the nature and amount of the Severance Benefit to which such eligible Employee is entitled, by delivery of this Summary Plan Description and an appropriate appendix which shall describe the manner in which such benefits are to be calculated. All determinations by the Benefits Committee shall be final and binding on all parties.

Distribution of Severance Benefits

          Severance Benefits are paid from the general assets of the Sponsor. Subject to the terms of the severance agreement and general release executed pursuant to the Plan and the Benefits Committee’s right to revoke eligibility for Severance Benefits as described under Article IV above, such payments shall be paid in accordance with the Sponsor’s regular payroll schedule, shall commence as soon as practicable following the eligible Employee’s Termination Date and continue until the entire Severance Benefit is paid. Notwithstanding the foregoing, the Sponsor reserves the right to pay Severance Benefits in a single lump sum payment, which shall be paid no later than March 15 of the year following the year in which the Employee’s termination date occurs. In the event an Eligible Employee is eligible for benefits which exceed two times the limitation described in Section 401(a)(17) of the Internal Revenue Code (in 2009, this amount would total $490,000), the amount of such benefits in excess of such amount shall be paid in a lump sum on or prior to March 15 of the year which next follows the year in which the Termination Date occurs. The remaining payments shall be paid out as described elsewhere in this Plan.

          Severance Benefits shall be paid to an eligible Employee’s estate if he or she dies before the entire amount due hereunder is paid in the same form and on the same dates as would have been otherwise paid to the Employee.

          Notwithstanding anything herein to the contrary, an eligible Employee will not receive a Severance Benefit until and unless he or she duly executes and provides to the Sponsor, within the time period specified by the Sponsor, a severance agreement and general release in a form satisfactory to the Sponsor that applies to all claims that the eligible Employee may have against the Sponsor, and which is not revoked in a timely manner, if a revocation provision is included. In the event such release has not become irrevocable by the date on which any amount must be paid (for example, any lump sum described in the first paragraph of this Section), such amount shall be forfeited.

VI.	TAXATION

          The Severance Benefit received under the Plan generally will be taxable as ordinary wages or salary and will, to the extent required by law, be subject to all federal, state and local withholding and reported as such on an Internal Revenue Service Form W-2 issued to you and sent to the IRS for the year in which the Severance Benefit is paid. You must report the Severance Benefit paid to you under the Plan on your federal, state and local income tax returns for the year in which you receive the Severance Benefit.

          The Sponsor shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under Federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan.

VII.	ADMINISTRATIVE INFORMATION

Plan Administrator and Plan Administration

          The Plan Administrator is the Benefits Committee, which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan. The Benefits Committee may allocate and assign any of its responsibilities and duties for the operation and administration of the Plan to such other persons as it determines are appropriate.

          The determinations by the Benefits Committee on the matters referred to such Committee shall be conclusive. The Benefits Committee shall have full discretionary authority, the maximum discretion allowed by the law, to administer, interpret and apply the terms of this Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due.

          The Plan Administrator may be contacted at:

Benefits Committee
c/o Cecile C. Colonna
Human Resources Department Manager
Beneficial Mutual Bancorp, Inc.
530 Walnut Street
Philadelphia, PA 19106
(215) 864-6094

Plan Modification or Termination

          The Plan may be modified, amended or terminated at any time by the Board of Directors or its designee, with or without notice. Any such modification, amendment or termination shall be effective at such date as the Board of Directors or its designee may determine.

          Notwithstanding any termination of the Plan, all eligible Employees who have become entitled to receive Severance Benefits before such date of termination pursuant to the Plan shall continue to receive Severance Benefits under the terms and conditions of the Plan. The Benefits Committee retains authority to administer the Plan until all Benefits are paid and claims resolved.

Agent for Service of Legal Process

          Service of legal process may be made to Cecile C. Colonna, Human Resources Department Manager, at the address given below for the Sponsor. Service of legal process may also be made on the Plan Administrator at the address given above.

Plan Information

          The Plan is identified by the following official names and information:

The Employer/Plan Sponsor is:

Beneficial Mutual Bancorp, Inc.
530 Walnut Street
Philadelphia, PA 19106
(215) 864-6094

Employer Identification Number (EIN): 23-0400690

Plan Name: Severance Pay Plan for Eligible Employees of Beneficial Mutual Bancorp, Inc.

Plan Number: 507

Effective Date

          The original Effective Date of this Plan is October 11, 2007. The Effective Date of this restatement is March 9, 2009.

Plan Year

          The Plan’s Year for purposes of maintaining the records of the Plan is the calendar year.

Governing Law

          The Plan and all rights thereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by ERISA. This Plan is intended to be exempt from or comply with Internal Revenue Code Section 409A, and no provision of this Plan shall be interpreted to violate such Section.

Type of Plan and Funding

          The Plan is a severance pay plan which is intended to constitute an employee welfare benefit plan under ERISA and is not a qualified plan under the Internal Revenue Code. The Plan is unfunded. As an unfunded plan all benefits are paid from the general assets of the Sponsor. No funds are set aside or held in trust to secure the benefits offered to eligible Employees under the Plan.

VIII.	MISCELLANEOUS

Plan Not a Contract of Employment

          Nothing in this Plan document or in any related instrument shall be deemed to give any Employee the right to be retained in the employ of the Sponsor or to interfere with the right of the Sponsor to discharge him or her at any time, with or without cause.

No Assignment of Benefits

          No eligible Employee may, except as otherwise required by law, sell, assign, transfer, convey, hypothecate, encumber, anticipate, pledge, or otherwise dispose of any interest in this Plan; and any attempt to do so shall be void. No Severance Benefit payable under the Plan shall, prior to receipt thereof, be subject to the debts, contracts, liabilities, or engagements of any Employee. Nothing in the Plan shall impede the Sponsor from recovering directly from an Employee or by offset against payments being made to the Employee, any payments to which he or she was not entitled under the Plan.

IX.	CLAIMS PROCEDURE

          Your benefit under the Plan will be paid to you as a matter of course; accordingly, there is no need to file a claim for your benefit with the Plan Administrator other than completing any administrative forms which may be required by the Plan Administrator, as well as the severance agreement and general release prescribed by the Sponsor. As soon as is practicable following your receipt of a Notice of Involuntary Termination, you will be notified of the nature and amount of your benefit under the Plan.

          If you dispute the amount of your benefit, you may file a claim with the Plan Administrator. Benefit claim determinations will be made in accordance with the terms of the Plan and any administrative procedures adopted under the Plan.

          A request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Plan Administrator will furnish you with a written notice of this denial. This written notice must be provided to you within 90-days after the receipt of your claim by Plan Administrator. In certain circumstances the Plan Administrator may take an additional 90-days to make its decision if it notifies you prior to the expiration of the initial 90-day period that it needs this time, the reasons for this extension and the date by which it expects to render its benefit determination. You may, but are not obligated to, agree to any other extension of time for a decision on your claim. The period of time within which a benefit determination is required to be made will begin at the time a claim is filed, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

          A written notice of denial of your benefit claim will contain the following information:

•	the specific reason or reasons for the adverse determination;

•	specific reference to those Plan provisions on which the denial is based;

• a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and

•           a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your or your beneficiary’s right to file a suit under section 502(a) of ERISA following an adverse benefit determination on review.

          If your claim has been denied, and you wish to submit your claim for review, you must follow the “Claims Appeal Procedure” described below in this Article.

Claims Appeal Procedure

          If your claim for benefits is denied, you or your duly authorized representative may file an appeal of the adverse determination with the Plan Administrator which will review your claim and the initial adverse determination. You or your duly authorized representative must file your appeal of the denial within 60 days after you receive notification that your benefit claim is denied. You will have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. In addition, you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. A document, record, or other information will be considered “relevant” to a claim if such document, record, or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with administrative processes and safeguards, to the extent required by regulations and other guidance of general applicability issued by the Department of Labor.

          In its review the Plan Administrator will take into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          The Plan Administrator will review your claim within 60 days after the Plan Administrator’s receipt of your written request for review of your claim. There may be special circumstances when this 60-day period may be extended by the Plan Administrator to up to 120 days after receipt by the Plan Administrator of your request for review of your claim. You will receive advance written notice of an extension of the 60-day review period prior to the expiration of the initial 60-day period which will state the reasons for this extension and the date by which the Plan Administrator expects to render its benefit determination. You may, but are not obligated to, agree to any other extension of time for a decision on your appealed claim. The period of time within which a benefit determination on review is required to be made will begin at the time an appeal is filed, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that the review period is extended due to your failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be suspended from the date on which the notification of the extension is sent to you until the earlier of 45 days from the date of such notification or the date on which you respond to the request for additional information. If you do not provide the requested information, your claim may be denied on appeal. The Plan Administrator will provide you with written or electronic notice of its decision on your appealed claim.

          If your claim is denied on appeal, the Plan Administrator’s decision on your claim on appeal will be communicated to you in writing and will contain (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the benefit determination is based; (iii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and (iv) a statement describing your right to file a law suit under section 502(a) of ERISA.

X.	YOUR RIGHTS UNDER ERISA

Your ERISA Rights

          As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

          Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

          Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

          In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

          If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court, after following the claims and appeals process described above in Section IX entitled “CLAIMS PROCEDURE.” If it should happen you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

          If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

          The above statement of your ERISA rights was created by the U.S. Department of Labor and is required by law. By including the statement of your ERISA rights, the Plan Administrator, the Sponsor, each Company, the Plan fiduciaries and their agents make no representation about the legal accuracy of its content. The statement of your ERISA rights should in no way be construed as legal advice.

APPENDIX A

SEVERANCE BENEFITS

I.          The Severance Benefit will be 2 Weeks of Pay per Year of Service, up to a maximum of 52 Weeks of Pay. Eligible Employees will receive a pro rata portion of two weeks of pay for any partial year of service. Eligible Employees at the level of Vice President and above will receive a minimum Severance Benefit of 26 Weeks of Pay.

II.          Eligible Employees who elect COBRA continuation coverage and who are entitled to benefits under the Health Insurance Assistance for the Unemployed Act of 2009 (“the Act”) may take advantage of the benefits provided for in the Act, which generally include a subsidy of 65% of the COBRA premium for a period of nine months, unless the employee becomes eligible for other coverage or ceases to pay his or her portion of the COBRA premium. If an eligible Employee’s Severance Benefit period lasts for a period longer than the eligible Employee’s COBRA benefit subsidy would continue under the Act, and if the eligible Employee has not become eligible for other coverage or has not ceased to pay his/her portion of the COBRA premium, the Sponsor will provide such eligible Employee with a COBRA subsidy of 65% of the COBRA premium for the balance of the Severance Benefit period. If an Employee is completely ineligible for benefits under the Act, but elects COBRA continuation coverage, the Sponsor will provide such Employee with a COBRA subsidy of 65% of the COBRA premium for the Severance Benefit period.